Exhibit 10.27

CAT LITTER DEVICE DEVELOPMENT AGREEMENT

This Cat Litter Device Development Agreement (the “Agreement”) is made on January 15, 2007, by and between Nottingham-Spirk Design Associates, Inc., an Ohio corporation with offices at 2200 Overlook Road, Cleveland, Ohio 44106 (“NSDA”) and OurPet’s Company, a Colorado corporation with offices at 1300 East Street, Fairport Harbor, Ohio 44077 (“OurPets”).

Recitals

A.	NSDA is providing services to OurPets for the development of certain pet products (the “Product”) as more full described on Exhibit A attached hereto. The development of such Product is hereafter referred to as the “Project.”

B.	The parties expect the Project costs to exceed the original budget for development of the Product set forth in the Development Agreement and the timeline for marketing Product to need revision, and therefore wish to memorialize their agreements with respect to the handling of these issues.

C.	Beginning in September 2006, NSDA has invoiced OurPets for their professional development costs (“Professional Fees”) for the Product less a fifty percent (50%) deferral for future consideration (the “Deferred Costs”).

D.	Through November 2005, the accumulated Deferred Costs were $86,200.00 and the total Deferred Costs upon completion of the Project are estimated to be $132,425.00.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, NSDA and OurPets agree as follows:

1. Payment of Deferred and Non-Deferred Costs.

(a) Payment of Non-Deferred Costs. NSDA shall invoice OurPet’s for the non-deferred fifty percent (50%) of its Professional Fees plus its out-of-pocket expenses at actual cost as incurred.

(b) Restricted Shares. As payment for Fifty Thousand Dollars ($50,000) of the Deferred Costs, OurPets will issue shares of its common stock (the “Shares”). Such Shares shall be restricted securities pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), and will bear a legend to such effect upon issuance. The number of Shares to be issued shall be calculated by dividing $50,000 by the average closing price of the Shares over the last ten (10) trading days prior to the date of this Agreement.

(c) Royalty Payments. At such time as the Product is available for sale in the marketplace, NSDA shall be entitled to receive a royalty payment of $0.20 per unit of Product sold (the “Royalty Payment”). Royalty Payments would be paid on a quarterly basis, within thirty (30) days of each quarter end.

2. Termination of Royalty Payment. NSDA’s right to receive Royalty Payments shall automatically terminate at such time that all outstanding Deferred Costs which are due and payable hereunder are paid in full, unless earlier terminated by mutual agreement of the parties.

3. Estimated Timeline. The parties anticipate that the Product will be ready to market by the summer of 2007 and will use commercially reasonable efforts to stay within this timeline.

4. Cost Control. NSDA shall use its best efforts to minimize the Remaining Costs incurred in completing the development of the Product.

5. Progress Reports. NSDA shall provide OurPets with monthly progress reports detailing the progress achieved and anticipated actions that remains to be completed. Such progress reports shall include updates on Remaining Costs incurred to date and estimated expenditures to complete the development of the Product.

6. Audit Rights.

(a) NSDA shall keep complete and accurate records pertaining to the development costs of the Product in sufficient detail to permit OurPets and/or its authorized representatives to confirm the accuracy of all Remaining Costs due hereunder. OurPets shall have the right to cause an independent accountant to which NSDA has no reasonable objection to audit such records. Such audit rights may be exercised no more often than once a year, upon notice to NSDA and during normal business hours. OurPets will bear the full cost of such audit unless such audit discloses material overcharges with respect to the Remaining Costs, in amount that constitutes more than five percent (5%) of the Remaining Costs due pursuant to this Agreement. In such case, NSDA shall bear the full cost of such audit.

(b) OurPets shall keep complete and accurate records pertaining to the Royalty Payments due pursuant to its sale of Product in sufficient detail to permit NSDA and/or its authorized representatives to confirm the accuracy of all Royalty Payments due hereunder. NSDA shall have the right to cause an independent accountant to which OurPets has no reasonable objection to audit such records. Such audit rights may be exercised no more often than once a year, upon notice to OurPets and during normal business hours. NSDA will bear the full cost of such audit unless such audit discloses an underpayment of more than five percent (5%) from the amount of Royalty Payments due pursuant to this Agreement. In such case, OurPets shall bear the full cost of such audit.

7. Board Approval. This Agreement is not effective and binding upon OurPets until such time as OurPet’s Board of Directors approves the Agreement.

8. Restricted Securities. NSDA acknowledges that (a) the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from OurPets in a transaction not involving a public offering, and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and (b) has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares of such “restricted securities” subject to the satisfaction of certain conditions (which conditions cannot presently be satisfied).

9. Conflict. Except as set forth herein, all other terms and conditions in the Agreement remain in full force and effect. In the event of a conflict between the terms and conditions set forth in this Agreement and those set forth in the Agreement, this Agreement shall control.

10. Miscellaneous.

(a) Governing Law. This Agreement is entered into in the State of Ohio and shall be interpreted and enforced under the laws of the State of Ohio.

(b) Amendment and Waiver. This Agreement may only be amended in writing and signed by both parties. Any waiver of a provision in this Agreement by either party shall be in writing and signed by such party. The waiver by either party of any condition or of a breach of any other provision of this Agreement shall not be construed as a waiver of any other condition or later breach.

(c) Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(d) Binding Effect and Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(e) Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received original or facsimile counterparts thereof signed by all of the other parties hereto.

Signature page follows

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

NSDA:		OURPETS:

Nottingham-Spirk Design Associates, Inc.,		OurPet’s Company,
an Ohio corporation		a Colorado corporation

By:	/s/ John Nottingham	By:	/s/ Steven Tsengas
Name:	John Nottingham	Name:	Steven Tsengas
Title:	Co-President	Title:	President and CEO